                                                                       EXHIBIT 8


                                SIDLEY & AUSTIN


                                March 11, 1996





MidAmerican Energy Company
666 Grand Avenue, P.O. Box 657
Des Moines, Iowa 50303


Ladies and Gentlemen:

          We are special counsel to MidAmerican Energy Company, an Iowa corporation (the "Company"), and MidAmerican Energy Holdings Company, an Iowa Corporation ("Holdings"). We have been requested to render this opinion in connection with a proposed transaction (the "Transaction") in which each issued and outstanding share of Company Common Stock will be exchanged for one share of Holdings Common Stock.

          The Company and Holdings have entered into an Agreement and Plan of Exchange, dated as of January 24, 1996, (the "Agreement"), setting forth the terms and conditions of the Transaction. The Transaction and the Agreement are more fully described in the Registration Statement on Form S-4 (the "Registration Statement") being filed by Holdings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the Proxy Statement/Prospectus forming a part of the Registration Statement. Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Registration Statement.

          Based on our review of the Registration Statement, the Agreement and such other documents as we have deemed necessary and upon representations made to us by MidAmerican and the Company, we are of the opinion that, assuming the Share Exchange and all other events occur as contemplated in the Registration Statement, under the federal income tax law in effect on the date hereof:

MidAmerican Energy Company
March 11, 1996
Page 2


               1. The Transaction will constitute an exchange within the meaning of Section 351(a) of the Internal Revenue Code of 1986, as amended (the "Code"), in which each nondissenting holder of Company Common Stock will be deemed to have transferred all of his or her shares of such stock to Holdings in exchange for a like number of shares of Holdings Common Stock.

               2. Holdings will not recognize any gain or loss as a result of the Transaction.

               3. Holdings' aggregate tax basis in Company Common Stock deemed to have been received by it in the Transaction will be the same as the aggregate tax basis of the stock in the hands of the nondissenting holders of such stock, immediately prior to the Transaction. Holdings' holding period with respect to such stock will include the period during which such stock was held by the nondissenting holders of Company Common Stock prior to the Transaction.

               4. Each holder of Company Common Stock who is deemed to receive shares of Holdings Common Stock in the Transaction will recognize no gain or loss as a result of the Transaction.

               5. Each holder of Company Common Stock who is deemed to receive shares of Holdings Common Stock in the Transaction will have an aggregate basis in such stock equal to such holder's aggregate tax basis in his or her Company Common Stock, and each holder's holding period with respect to such Holdings Common Stock will include the period that he or she held such Company Common Stock, provided that he or she held such Company Common Stock as a capital asset at the Effective Time.

          You have not asked for, and we do not express, any opinion concerning the tax consequences of the Transaction other than those expressly set forth above.

          Our opinion is based upon the law and facts in existence on the date hereof, including the Code, administrative rulings, judicial decisions, Treasury Regulations, and other applicable authorities, which are subject to change, and which changes could apply retroactively. In addition, our opinion is based upon representations which you have made to us, and may not be relied upon subsequent to the date any such representation becomes untrue. We do not undertake, and hereby disclaim, any obligation to advise you of any changes in law or facts, whether or not material, which may be brought to our attention at a later date. We further disclaim any responsibility to investigate or

Midamerican Energy Company
March 11, 1996


assess the continuing validity of any of the representations you have made to us.

          This opinion letter is limited to matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. This opinion letter shall not be construed as or deemed to be a guarantee or insuring agreement. Our opinion is not binding upon the courts or the Internal Revenue Service.

          We express no opinion with respect to the effect of any laws other than federal income tax laws of the United States of America.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,


                                        Sidney & Austin